Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com
CONTACT:          Keith Price
330-796-1863
FOR IMMEDIATE RELEASE
#23837pe.1010
Peter Hellman Elected to Goodyear Board
     AKRON, Ohio, October 5, 2010 — Peter S. Hellman, retired president of Nordson Corporation, has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.
     “Peter Hellman is a respected leader with extensive leadership experience in successful international businesses,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “His wide-ranging experience and knowledge will be of significant value to our board of directors.”
     Hellman served as president and chief financial officer of Nordson Corporation from 2004 to 2008 and as its executive vice president and chief financial and administrative officer for the four years prior to being named president.
     Prior to joining Nordson in 2000, Hellman spent 20 years in senior operating and financial management positions in the high technology, manufacturing and petroleum industries. From 1989 to 1999, he held various positions with TRW Inc., including president and chief operating officer from 1995 to 1999, assistant president from 1994 to 1995 and chief financial officer from 1991 to 1994. He served in a variety of positions with BP America from 1979 to 1989 and The Irving Trust Company from 1972 to 1979.
     Hellman, 60, holds a bachelor’s degree in economics from Hobart College and a master’s degree in business administration from Case Western Reserve University.
     He is a director of Baxter International Inc., Owens-Illinois, Inc. and Qwest Communications International Inc. He previously served as a director of Nordson, TRW Inc. and U S West, Inc.
     Hellman serves as a trustee of Case Western Reserve University, Chagrin River Land Conservancy, LifeBanc, Lorain County Community College Foundation and Western Reserve Academy.
     The election of Hellman brings the size of Goodyear’s board to 12 members.
     Goodyear is one of the world’s largest tire companies. It employs approximately 70,000 people and manufactures its products in 56 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com.

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